Exhibit 99.1

For immediate release:	Contacts Pfizer Inc.
May 23, 2012	Joan Campion - Media
(212) 733-2798

Chuck Triano - Investors
(212) 733-3901

Pfizer Names Olivier Brandicourt as President and General Manager, Emerging Markets and Established Products Business Units

John Young Named President and General Manager, Primary Care Business Unit

New York - May 23, 2012 - Pfizer Inc. (NYSE: PFE) named Olivier Brandicourt as President and General Manager of the Emerging Markets and Established Products Business Units, effective June 1, 2012. He will succeed David Simmons, who is leaving Pfizer to become the Chairman and CEO of Pharmaceutical Product Development Inc. (PPD), a privately held global contract research organization.

“Olivier is ideally suited to take on this new role,” said Ian Read, Pfizer Chairman and CEO. “He has more than 20 years of global experience in the pharmaceutical industry. Olivier is both a physician and proven business leader who understands the many challenges of today’s changing industry and healthcare landscape.”

Dr. Brandicourt has held senior positions at Pfizer across a range of disciplines, including medical and marketing, as well as country and regional management roles in Latin America, Europe, Canada, the United Kingdom and the United States. Most recently, he served as President and General Manager of the Primary Care Business Unit and is a member of the Pfizer Executive Leadership Team. He is an Honorary Fellow of the Royal College of Physicians in London and a trustee of the Children’s Aid Society of New York.

John Young, currently Regional President of Europe and Canada for the Primary Care business, is appointed President and General Manager of the Primary Care Business Unit and will join the Company’s Executive Leadership Team, effective June 1, 2012. Over his 25-year career with Pfizer, Mr. Young has held a number of commercial positions with the company, including country and regional management roles in Australia/New Zealand and the United Kingdom.

“John has a deep understanding of the primary care landscape and will be a strong leader for this significant part of our business. We are indeed fortunate to have such a deep bench of talented leaders who can quickly assume new roles and maintain our momentum,” Read added.

“We thank David for his contributions throughout his 15-year career at Pfizer. Under his leadership, the Established Products Business Unit was created, expanding Pfizer’s market reach while also helping to ensure patients have the access to high-quality, affordable medicines they need.”

Pfizer Inc: Working Together for a Healthier World™

At Pfizer (NYSE: PFE), we apply science and our global resources to improve health and well-being at every stage of life. We strive to set the standard for quality, safety and value in the discovery, development and manufacturing of medicines for people and animals. Our diversified global health care portfolio includes human and animal biologic and small molecule medicines and vaccines, as well as nutritional products and many of the world’s best-known consumer products. Every day, Pfizer colleagues work across developed and emerging markets to advance wellness, prevention, treatments and cures that challenge the most feared diseases of our time. Consistent with our responsibility as the world's leading biopharmaceutical company, we also collaborate with health care providers, governments and local communities to support and expand access to reliable, affordable health care around the world. For more than 150 years, Pfizer has worked to make a difference for all who rely on us. To learn more about our commitments, please visit us at www.pfizer.com.

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